NEXAFED™ Pseudoephedrine Tablets Disrupt Methamphetamine Production

— New Product Utilizes Acura Pharmaceuticals’ IMPEDE™ Technology—

Palatine, IL - (March 2, 2012) - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), a specialty pharmaceutical company innovating abuse deterrent drugs, today announced independent laboratory tests demonstrated that NEXAFED, Acura’s pseudoephedrine tablet product, disrupted the conversion of the pseudoephedrine in the product into methamphetamine. These most recent laboratory tests used the direct conversion or “one-pot” method. In previous testing, NEXAFED has also demonstrated the ability to block the extraction of the pseudoephedrine from the tablets, which is the first step in the two other common methods of producing the illicit drug methamphetamine.

NEXAFED is a 30 mg pseudoephedrine hydrochloride tablet formulation utilizing Acura’s IMPEDE Technology and intended to be used as a treatment for nasal congestion associated with colds and allergies. Acura expects to make NEXAFED available to pharmacies later this year.

Out of 215 chain and independent pharmacists surveyed, 164 indicated they are involved in pharmacy stocking decisions. 70% of those pharmacists indicated they were likely to stock or recommend stocking NEXAFED in their pharmacies. These 215 pharmacists further indicated a willingness to recommend NEXAFED to over 50% of their customers who seek a pharmacist’s advice in need of a single ingredient nasal decongestant like NEXAFED.

“We are extremely pleased that our IMPEDE Technology has demonstrated an impact on the three common methods of illicit methamphetamine production,” said Albert W. Brzeczko, Ph.D., Acura’s Vice President of Technical Affairs. “We believe processing NEXAFED in an actual pseudoephedrine-to-methamphetamine conversion process is the most definitive test we could perform. Our tests replicate what are believed to be clandestine laboratory practices for one-pot processing.”

There are three common methods of converting pseudoephedrine tablets. Two of the methods start with extracting, purifying and isolating the pseudoephedrine from the tablets prior to conversion into methamphetamine. The third is a one-pot direct conversion method which eliminates the extra extraction step and converts the pseudoephedrine in the presence of the inactive tablet ingredients directly into methamphetamine.

NEXAFED was evaluated by a leading, independent clinical research organization using the one-pot direct methamphetamine conversion method. The study compared the amount of pure methamphetamine hydrochloride produced from NEXAFED and Sudafed® tablets (a registered trademark and product of Johnson & Johnson). One hundred 30 mg tablets of both products were subjected to multiple one-pot tests using a variety of commonly used solvents.

The study demonstrated an average of 38% of the maximum possible 2.7 grams of pure methamphetamine hydrochloride was recovered from NEXAFED. Comparatively, about twice as much pure methamphetamine hydrochloride was recovered from Sudafed® tablets. Both products yielded a substantial amount of additional solids such that the purity of the total powder produced contained approximately 65% methamphetamine hydrochloride.

Previous independent studies demonstrated that in the two other common methamphetamine production methods, which first require extracting, purifying and isolating the pseudoephedrine from the tablets prior to conversion into methamphetamine, the IMPEDE technology in NEXAFED successfully blocked the extraction. The pseudoephedrine is absorbed in a polymer matrix and is not readily extracted from the matrix and isolated for subsequent methamphetamine conversion.

About Methamphetamine

US Government statistics estimate 1.1 million Americans abuse methamphetamine annually. While some illegal methamphetamine is imported from foreign sources, domestic clandestine laboratories often make methamphetamine from cold and allergy products containing pseudoephedrine hydrochloride obtained from pharmacies. The enforcement, clean-up and social costs associated with domestic methamphetamine production led the U.S. Government, in 2006, to place restrictions on pharmacies selling pseudoephedrine products and limited access by consumers. According to the Drug Enforcement Administration, methamphetamine clandestine laboratory incidents reached a low of 6,095 in 2006 but have rebounded to 11,239 in 2010. The National Methamphetamine Pharmaceutical Initiative believes a significant amount of the rise in current methamphetamine laboratory incidences can be attributed to the now frequent use of the one-pot direct conversion method, which uses an amount of pseudoephedrine that can be legally purchased under the Combat Methamphetamine Epidemic Act. Today, individual states and municipalities are placing further restrictions on consumer access to and pharmacy sales of pseudoephedrine products.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary AVERSION and IMPEDE technologies. In June 2011, the U.S. Food and Drug Administration approved the first product incorporating the AVERSION technology. The Company has a development pipeline of additional AVERSION technology products and its IMPEDE technology for pseudoephedrine hydrochloride products.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to, whether chain or independent pharmacies will stock NEXAFED for sale, whether pharmacists at chain or independent pharmacies will be able to influence such pharmacies to stock NEXAFED for sale, whether pharmacists will recommend NEXAFED to customers seeking their advise for the selection of a nasal decongestant, whether our Impede Technology will disrupt the processing of pseudoephedrine into methamphetamine, whether other methods to convert or extract pseudoephedrine for methamphetamine production will be developed and which are not disrupted by our Impede Technology, whether NEXAFED will ultimately deter abuse in commercial settings, and the market acceptance of NEXAFED or any product utilizing our Impede Technology. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “indicated,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in greater detail in our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:

David Carey for Acura Investor Relations

investors@acurapharm.com

212-867-1768

Rachel Kessler for Acura Media Relations

pr@acurapharm.com

917-660-0608